Exhibit 10.04

To:	Ron Beaumont
From:	West Corporation Compensation Committee
Date:	March 13, 2017

Re:	Exhibit A

This Exhibit A is delivered pursuant to your Employment Agreement and sets forth your 2017 base salary and incentive compensation applicable to your position as President for the Safety Services business unit and as President for the Telecom Services business unit.

1.	Your base salary for 2017 is $550,000 effective January 1, 2017.

2.	Effective January 1, 2017, you will be eligible to receive an annual incentive based upon the combined Safety Services and Telecom Services business unit revenue (“Revenue”), weighted at 20%, the combined Safety Services and Telecom Services Adjusted Net Operating Income (“Adjusted NOI”), weighted at 50%, and West Corporation’s publicly reported Adjusted Earnings per Share from Continuing Operations – Diluted (“Adjusted EPS”), weighted at 30%, in each case, as adjusted pursuant to Section 3 below and subject to the cap set forth below. Revenue will be calculated in accordance with generally accepted accounting principles. Adjusted NOI will be calculated using the same methodology as West’s publicly reported Adjusted EPS. All calculations will be based on 2017 fiscal year results. Your incentive will be calculated as follows based upon an annual target incentive of $440,000:

Component 1: Incentive payout grid based on Revenue

Revenue (In Mil$)	Total % of Target Incentive Factor	% of Target Incentive Paid (20% Weighting)
$437.0	200%	40.0%	Maximum
$420.8	125%	25.0%
$416.0	100%	20.0%	Target
$410.0	65%	13.0%
$375.0	0%	0.0%	Threshold

For the incentive payout based on Revenue, the amount paid will be extrapolated as needed between revenue range points to the nearest tenth percent.

Component 2: Incentive payout grid based on Adjusted NOI

Adjusted NOI (In Mil$)	Total % of Target Incentive Factor	% of Target Incentive Paid (50% Weighting)
$106.0	200%	100.0%	Maximum
$103.6	125%	62.5%
$101.0	100%	50.0%	Target
$99.0	65%	32.5%
$95.0	0%	0.0%	Threshold

For the incentive payout based on Adjusted NOI, the amount paid will be extrapolated as needed between revenue range points to the nearest tenth percent.

Component 3: Incentive payout grid based on Adjusted EPS

Adjusted EPS	Total % of Target Incentive Factor	% of Target Incentive Paid (30% Weighting)
$3.10	200%	60.0%	Maximum
$3.02	125%	37.5%
$2.91	100%	30.0%	Target
$2.79	65%	19.5%
$2.72	0%	0.0%	Threshold

For each $.01 of Adjusted EPS:

From $3.02 to $3.10, additional 2.8125% in % of Target Incentive Paid.

From $2.91 to $3.02, additional 0.6818% in % of Target Incentive Paid.

From $2.79 to $2.91, additional 0.8750% in % of Target Incentive Paid.

From $2.72 to $2.79, additional 2.7857% in % of Target Incentive Paid.

The maximum total incentive which may be earned pursuant to this Section 2 is $880,000 in the aggregate.

3.	For 2017 incentive calculations, Adjusted EPS will be adjusted up or down to reflect the average foreign exchange rates for 2016. All metrics are based on West Corporation’s and its affiliates’ consolidated operations. Revenue used is as reported for externally reported financial statements at the business unit segment level. Financial results arising from extraordinary items, mergers, acquisitions, and joint ventures completed during 2017 may be included in the incentive calculation on a case by case basis, as determined by the Compensation Committee. Any resulting adjustment to Adjusted EPS will apply the same rounding conventions used for publicly reported Adjusted EPS. Adjusted NOI for purposes of incentive calculations will be adjusted up or down to reflect corporate allocations assumed in the 2017 Budget rather than actual corporate allocations.

4.	100% of the incentive earned will be paid annually, no later than March 15, 2018.

/s/ Ron Beaumont
Employee – Ron Beaumont

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